Exhibit 99.1

Gaming Partners International Reports Financial Results
For the Second Quarter and First Six Months of 2010

Las Vegas, Nevada, August 11, 2010 – Gaming Partners International Corporation (Nasdaq: GPIC), a leading worldwide provider of casino currency and table gaming equipment, today announced financial results for the second quarter and first six months of 2010.

For its second quarter of 2010, the Company posted revenues of $19.9 million and net income of $2.7 million, or $0.33 and $0.32 per basic and diluted share, respectively. These results compare to revenues of $11.3 million and net income of $0.2 million, or $0.02 per basic and diluted share, for the second quarter of 2009. Gross profit for the quarter was $8.6 million, or 43% of revenues, compared to $3.1 million, or 28% of revenues, for the second quarter of 2009.

For the first six months of 2010, the Company posted revenues of $30.9 million and net income of $2.7 million, or $0.33 per basic and diluted share. These results compare to revenues of $20.3 million and a net loss of $0.3 million, or $(0.04) per basic and diluted share, for the first six months of 2009. Gross profit for the first six months of 2010 was $12.3 million, or 40% of revenues, compared to $5.5 million, or 27% of revenues, for the comparable period in 2009.

At June 30, 2010 the Company had cash, cash equivalents, and marketable securities of $18.5 million, compared to $18.8 million at December 31, 2009.

“GPIC had a record quarter for gross profit, net income, and earnings per share. Revenues for the first six months of 2010 were up more than 50% over last year and we earned $2.7 million in net income, compared to last year’s slight loss,” said Greg Gronau, GPIC’s President and CEO. “We got off to a strong start in the second quarter with the shipment to Marina Bay Sands in Singapore and we finished the quarter by largely completing the delivery of our orders to casinos which recently commenced table game operations in Pennsylvania, Delaware, and West Virginia. We are proud of our results for the second quarter, but given our current backlog, our second half 2010 results are expected to be more in line with historical performance.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide.  Under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®, GPIC provides casino currency such as chips, plaques and jetons; gaming furniture and accessories; table layouts; playing cards; dice; and roulette wheels.  GPIC pioneered the use of security features such as RFID technology in casino chips and provides RFID solutions including chips, readers and displays.  Headquartered in Las Vegas, Nevada, GPIC also has offices Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey, and Gulfport, Mississippi.  For additional information, please visit www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID gaming chips market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2009, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

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For more information please contact:
For Gaming Partners International Corporation:

Gerald W. Koslow
702-384-2425
jkoslow@gpigaming.com

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GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share amounts)

	June 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$4,510	$3,238
Marketable securities	14,038	15,600
Accounts receivable, less allowance for doubtful accounts of $169 and $220, respectively	9,588	7,035
Inventories	5,769	7,173
Prepaid expenses	479	506
Deferred income tax asset	558	707
Other current assets	704	1,241
Total current assets	35,646	35,500
Property and equipment, net	11,847	13,454
Intangibles, net	638	676
Deferred income tax asset	1,147	1,657
Inventories, non-current	1,096	1,686
Other assets, net	346	305
Total assets	$50,720	$53,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$14	$546
Accounts payable	2,932	2,828
Accrued liabilities	3,914	3,516
Customer deposits	2,995	4,698
Income taxes payable	372	569
Other current liabilities	788	649
Total current liabilities	11,015	12,806
Long-term debt, less current maturities	40	314
Deferred income tax liability	447	623
Other liabilities	38	45
Total liabilities	11,540	13,788
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value, none issued or outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value, 8,207,077 and 8,199,016 respectively, issued and outstanding	82	82
Additional paid-in capital	19,093	18,985
Treasury stock, at cost; 8,061 shares	(196)	(196)
Retained earnings	20,049	17,346
Accumulated other comprehensive income	152	3,273
Total stockholders' equity	39,180	39,490
Total liabilities and stockholders' equity	$50,720	$53,278

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GAMING PARTNERS INTERNATIONAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$19,906	$11,312	$30,851	$20,256
Cost of revenues	11,321	8,191	18,595	14,722
Gross profit	8,585	3,121	12,256	5,534

Marketing and sales	1,190	1,080	2,275	2,063
General and administrative	2,842	1,969	5,437	4,292
Operating income (loss)	4,553	72	4,544	(821)
Other income and (expense)	92	(21)	155	110
Income (loss) before income taxes	4,645	51	4,699	(711)
Income tax expense (benefit)	1,979	(119)	1,996	(383)
Net income (loss)	$2,666	$170	$2,703	$(328)

Earnings (loss) per share:
Basic	$0.33	$0.02	$0.33	$(0.04)
Diluted	$0.32	$0.02	$0.33	$(0.04)
Weighted-average shares of common stock outstanding:
Basic	8,199	8,103	8,199	8,103
Diluted	8,207	8,185	8,205	8,103

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